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                                                                    EXHIBIT 99.1

CONTACT: Damian P. Leone
         (866) 765-8583

               OCA PROVIDES PRELIMINARY FINANCIAL INFORMATION FOR
                              THIRD QUARTER OF 2004

METAIRIE, Louisiana (November 15, 2004) - OCA, Inc. (NYSE: OCA) today provided certain preliminary information about its financial results for the quarter and nine months ended September 30, 2004. The Company has not yet completed its quarterly closing procedures for certain non-cash charges, including a provision to increase the Company's allowance for assets associated with inactive practices and depreciation of fixed assets and leasehold improvements, and is delaying the filing of its Form 10-Q for the quarter ended September 30, 2004 until the Company completes the procedures.

         For the quarter ended September 30, 2004, the Company currently anticipates that:

        - Patient revenue was $104.0 million, reflecting strong demand for orthodontic services from the Company's affiliated practices despite weather-related disruptions in Gulf-coast areas in which the Company has a number of affiliated practices.

        - Comparable patient revenue for practices for which the Company recorded revenue throughout the third quarter of 2004 and 2003 increased 2.6% compared to the same period of 2003 on a pro forma basis as if the Company's change in accounting principle under FIN 46R was effective as of January 1, 2003 ("Pro Forma Basis").

        - Earnings per share, excluding provision for assets associated with inactive practices, loss on sale of assets, asset impairments and other non-recurring and extraordinary charges and write-offs, is expected to range from $0.10 to $0.13 per share.

         For the nine months ended September 30, 2004, the Company currently anticipates that:

        -         Patient revenue was $319.2 million.

        - Comparable patient revenue for practices for which the Company recorded revenue throughout the nine months ended September 30, 2004 and 2003 increased 7.8% compared to the same period of 2003 on a Pro Forma Basis.

        - Earnings per share, excluding the cumulative effect of a change in accounting principle, provision for assets associated with inactive practices, loss on sale of assets, asset impairments and other non-recurring and extraordinary charges and write-offs, is expected to range from $0.31 to $0.34 per share.

CONFERENCE CALL

         The Company has scheduled a conference call for November 16, 2004 at 10:00 a.m. (Eastern Time) to discuss these results and its 2005 growth initiatives. The following are the call-in details:

                  Event:             Third Quarter 2004 Earnings Conference Call
                  Date:              Tuesday, November 16, 2004
                  Time:              10:00 a.m. (Eastern Time)
                  Phone Access:      (212) 346-0298

         A telephonic replay of the call may be accessed by dialing 1-800-633-8284 and entering access code 21213919. The telephonic replay will be available from 12:00 noon Eastern Time on Tuesday, November 16, 2004, until midnight Eastern Time on Wednesday, November 17, 2004. The conference


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call will also be available through the Company's website at www.4braces.com or at www.fulldisclosure.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

         OCA is the leading provider of business services to orthodontists and pediatric dentists. The Company's client practices provide treatment to patients throughout the United States and in parts of Japan, Mexico, Spain, Brazil and Puerto Rico. For additional information on OCA, visit the Company's web site: www.4braces.com.

         Certain statements contained in this release may not be based on historical facts and are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology, such as "anticipate," "believe," "estimate," "expect," "may," "might," "will," "would," or "intend." These forward-looking statements include, without limitation, those relating to the Company's financial results for the quarter and nine months ended September 30, 2004. The Company cautions you not to place undue reliance on the forward-looking statements contained in this release in that actual results could differ materially from those indicated in such forward-looking statements, due to a variety of factors. Those factors include, but are not limited to, adverse determinations in the Company's review of certain non-cash charges, potential adverse changes in the Company's financial results and condition, adverse outcomes of litigation pending against the Company and its subsidiary, OrthAlliance, Inc., or inability to resolve that litigation on terms favorable to the Company, inability or delay in successfully marketing OCA OutSource's services, changes in the Company's operating or expansion strategy, disruption of the Company's relationships with its affiliated practices or loss of a significant number of the Company's affiliated practices, inability or delay in successfully executing the Company's strategies, inability to attract and retain qualified management, personnel and affiliated practitioners, inability to effectively market the services of the Company and its affiliated practices, including those business services outside of traditional orthodontics and pediatric dentistry, impact of competition and existing and future regulations and laws affecting orthodontics, pediatric dentistry and the Company's business, difficulties in staffing and managing foreign offices, foreign currency exchange fluctuations and other difficulties arising from international expansion, adverse changes in general economic conditions and business conditions, and other risks detailed from time to time in the Company's press releases, Annual Report on Form 10-K for the year ended December 31, 2003, and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.